UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 11, 2013

MELA Sciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51481	13-3986004
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 South Buckhout Street, Suite 1 Irvington, New York	10533
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (914) 591-3783

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 6, 2013, MELA Sciences, Inc. (the “Company”) announced the appointment of Rose Crane as the Company’s President and Chief Executive Officer and as a member of its Board of Directors, in each case effective as of November 11, 2013. In connection with Ms. Crane’s appointment as President and Chief Executive Officer, effective as of November 11, 2013 Robert Coradini resigned as the Company’s Interim Chief Executive Officer, a position which he held since June 17, 2013. Furthermore, the Company also announced the appointment of Mr. Coradini as Chairman of its Board effective as of November 11, 2013 following the resignation of David Stone who held such position since June 17, 2013. Mr. Stone will remain on the Board as a director.

Ms. Crane, age 54, was most recently a Partner at Apple Tree Partners, a venture capital firm that invests in pharmaceuticals, biotech, medical technology and healthcare services, since 2012. From October 2008 to November 2011, Ms. Crane was Chief Executive Officer and President of Epocrates, Inc., a healthcare technology company that provides point-of-care digital solutions. Prior to that Ms. Crane was at Johnson & Johnson from 2002 to 2008, serving in various senior executive positions, including as Company Group Chairman of OTC/Nutritionals. Ms. Crane started her career with Bristol-Myers Squibb Company in 1982, where she held numerous positions, including senior management assignments, such as President, Global Marketing and Consumer Products, from 1998 to 2000, and President, US Primary Care from 2000 to 2002. Ms. Crane was a member of the Board of Directors of Epocrates from October 2008 to November 2011 and of Targanta Therapeutics from July 2008 to January 2012.

In connection with her appointment as President and Chief Executive Officer, the Company entered into an Employment Agreement with Ms. Crane. The agreement has a three-year initial term, subject to annual extensions thereafter. Under the terms of the agreement, Ms. Crane will receive a base salary of $300,000 and will be eligible to receive a bonus of up to 30% of her base salary per annum, starting for fiscal year 2014, based on achievement of specified milestones, as determined by the Board following approval of the annual budget, and other objectives to be determined. In addition, Ms. Crane will also receive options to purchase up to 1,000,000 shares of the Company’s common stock, having a term of 10 years, an exercise price of $0.70 and vesting as follows: (i) 400,000 shares vesting in three equal installments on the first, second and third anniversaries of November 11, 2013, her date of employment (“Tranche One”); (ii) 300,000 shares vesting upon the Company achieving $10 million in revenue in any fiscal year ending on or before December 31, 2015 (“Tranche Two”); and (ii) 300,000 shares vesting upon the Company obtaining positive EBITDA on or before December 31, 2016 (“Tranche Three”). Upon a change of control (as that term is defined in the Employment Agreement), any unvested Tranche One options will vest immediately and any vested Tranche Two or Three options will vest immediately only if the purchase price for the Company’s common stock in connection with the change of control is at least $2.00 per share as adjusted to reflect organic changes. In the event Ms. Crane’s employment is terminated without cause or in conjunction with a change of control she will be entitled to severance equal to 12-months of her base salary. The agreement also contains a 12-month non-compete and non-solicitation period. The full terms and conditions of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1, are incorporated by reference into this Item 5.02.

In connection with the appointment of Ms. Crane as President and Chief Executive Officer and as a director of the Company and the appointment of Mr. Coradini as Chairman, the Company issued a press release. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 — Financial Statements and Exhibits

(d)	Exhibits

10.1	Employment Agreement, dated as of November 6, 2013, by and between MELA Sciences, Inc. and Rose Crane

99.1	Press Release, dated November 6, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MELA Sciences, Inc.

Date: November 12, 2013	By:	/s/ Richard I. Steinhart
Richard I. Steinhart Sr. VP & Chief Financial Officer